SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               Rogers Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

ROGERS CORPORATION
--------------------------------------------------------------------------------

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE
DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.





ROGERS CORPORATION                                                        ROGERS
One Technology Drive
P.O. Box 188
Rogers, CT 06263-0188



Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Rogers Corporation, a Massachusetts corporation, will be held on Tuesday, April 18, 2000, at 10:30 A.M. in the President's Room at the New York Stock Exchange Luncheon Club 18 Broad Street, 7th Floor, New York, New York, for the following purposes:

1. To fix the number of and to elect a board of directors for the ensuing year.

2. To transact such other business as may properly come before the meeting.

Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on February 22, 2000, the record date fixed by the board of directors for such purpose.

We cordially invite you to attend the meeting.



By Order of the Board of Directors


Robert M. Soffer, Clerk


March 8, 2000

PROXY STATEMENT TABLE OF CONTENTS

Page

2        Election of Directors (Proposal 1)

3        Stock Ownership of Management

4        Beneficial Ownership of More Than Five Percent

5        Board of Directors

6        Executive Compensation

14       Termination of Employment and

         Change of Control Arrangements

14       Certain Relationships and Related Transactions

15       Miscellaneous Matters



RETURN OF PROXY

Please complete, date, sign, and return the accompanying proxy card promptly in the enclosed pre-addressed envelope. Please return the proxy card even if you plan to attend the annual meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the annual meeting and vote in person, your proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the annual meeting and is therefore urgently requested.

Proxy Statement
                                                                          ROGERS
Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, CT 06263-0188

March 8, 2000

We are providing you with this proxy statement in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation for the Annual Meeting of Stockholders to be held on Tuesday, April 18, 2000, at 10:30 A.M. in the President's Room at the New York Stock Exchange Luncheon Club, 18 Broad Street, 7th Floor, New York, New York.

If you are a stockholder of record as of the close of business on February 22, 2000, you are entitled to vote at the meeting and any adjournment thereof. As of that date, 7,376,236 shares of capital stock, $1 par value per share, of Rogers were outstanding. You are entitled to one vote for each share owned. Execution of a proxy will not in any way affect your right to attend the meeting and vote in person. Any stockholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Clerk of Rogers, by executing a proxy with a later date, or by attending and voting at the meeting.

If you sign your proxy card, but do not give voting instructions, the proxy will be voted FOR fixing the number of directors for the ensuing year at nine and the election of the nominees to the board of directors shown on the next page under the heading "NOMINEES FOR DIRECTOR".

The presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the stock exchange applicable to member firms, brokers will have discretionary authority to vote shares held in their name to fix the size of the board and for the election of directors even if they do not receive instructions from the beneficial owners.

A plurality of the votes cast is required for the election of directors, meaning that the director nominees with the most affirmative votes will be elected. Abstentions are effectively not counted for purposes of the election of directors.

We do not expect any matters other than those set forth in the accompanying Notice of Annual Meeting of Stockholders to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies properly executed and received will be voted with respect to this matter in accordance with the judgment of the persons named as proxies.

This proxy statement and the accompanying proxy are first being mailed to you on or about March 16, 2000. In addition, we are enclosing a copy of our 1999 annual report.

PROPOSAL 1:  ELECTION OF DIRECTORS

The directors of Rogers are elected annually and hold office until the next Annual Meeting of Stockholders and thereafter until their successors have been elected and qualified. The board of directors has been advised that each nominee will serve if elected. In the event that any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of directors at a lesser number, as the board of directors may recommend. All of the nominees are currently directors of Rogers and were elected to their present term of office at the April 1999 Annual Meeting of Stockholders, except for Mr. Paul, who has been nominated for director for the first time.

NOMINEES FOR DIRECTOR

                           Age/Year
                         First Became
Name                       Director      Principal Occupations During the Past Five Years and Other Directorships
-----------------------------------------------------------------------------------------------------------------
Leonard M. Baker           65 / 1994     Vice President Technology, Praxair, Inc.
Harry H. Birkenruth        68 / 1964     Chairman, March 31, 1997 to June 30, 1998, and prior to that
                                         President, Chief Executive Officer, Rogers Corporation; Director: Titan
                                         Motorcycle Co. of America
Walter E. Boomer           61 / 1997     President, Chief Executive Officer, Rogers Corporation since
                                         March 31, 1997; President, Babcock & Wilcox Power Generation
                                         Group and Executive Vice President of McDermott International, Inc.,
                                         the parent corporation of Babcock & Wilcox, February 1995 to
                                         October 1996; Senior Vice President of McDermott International, Inc.
                                         August 1994 to January 1995 and prior to that a General in the
                                         U.S. Marine Corps from 1986; Director: Baxter International, Inc.
                                         and Cytyc Corporation
Edward L. Diefenthal       57 / 1998     Vice Chairman and Chief Executive Officer since August 1995 and prior to that Executive Vice President, Director, Southern Holdings, Inc.
Mildred S. Dresselhaus     69 / 1986     Institute Professor, Massachusetts Institute of Technology
Gregory B. Howey           57 / 1994     President, Director, Okay Industries, Inc.
Leonard R. Jaskol          62 / 1992     Retired Chairman, Chief Executive Officer, Director, Lydall, Inc.;
                                         Director: Eastern Enterprises
William E. Mitchell        56 / 1994     President,  Global Services  Division of
                                         Solectron   Corporation   and   Vice   President,    Solectron
                                         Corporation,  in both cases since March  1999;  Chairman,  May
                                         1997 to February 1999, Chief Executive  Officer,  June 1996 to
                                         February 1999, President,  Chief Operating Officer,  September
                                         1995 to May 1996, Director, Sequel, Inc.; President, Director,
                                         Chief Executive Officer,  Nashua Corporation,  October 1993 to
                                         August 1995
Robert G. Paul             58            President, Chief Executive Officer, Director, Allen Telecom Inc.

The board of directors recommends a vote FOR fixing the number of directors for the ensuing year at nine and the election of the above named nominees.

Stock Ownership of Management

This table provides you with information about the beneficial ownership of Rogers capital stock as of March 1, 2000, by each of the current directors, an individual being nominated for director for the first time, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and by all directors, and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

                                        Beneficial Ownership
                                       ----------------------
                                                                   Total
                                     Total         Percent         Stock
Name of Person or Group              Shares(1)     of Class(2)     Interest(3)
--------------------------------------------------------------------------------
Leonard M. Baker                     12,010            *               12,010
Harry H. Birkenruth                 167,239           2.27            167,239
Walter E. Boomer                     35,069            *               38,523
Edward L. Diefenthal                  7,511            *                7,511
Mildred S. Dresselhaus               18,678            *               18,678
Donald J. Harper(4)                  11,874            *               14,278
Gregory B. Howey                     12,010            *               13,550
Leonard R. Jaskol                    15,278            *               17,160
Bruce G. Kosa(5)                     37,580            *               37,580
William E. Mitchell                  11,745            *               11,745
Robert G. Paul                            -            *                    -
John A. Richie                       30,178            *               30,178
Frank H. Roland                       1,924            *                2,653
Robert D. Wachob(5)                  97,798           1.33             97,798

Directors, and Executive Officers
as a Group (15 persons)             522,431           7.08            532,440

(1) Represents the total number of currently owned shares and shares acquirable within 60 days. Shares acquirable under stock options exercisable within 60 days for each individual are as follows (last name/number of shares): Baker/9,017; Birkenruth/140,843; Boomer/26,666; Diefenthal/6,691; Dresselhaus/8,749; Harper/9,151; Howey/7,881; Jaskol/9,151; Kosa/28,066; Mitchell/9,017; Richie/23,099; Wachob/69,650
         and the group of 15 individuals/403,779.
(2) Represents the percent of ownership of total outstanding shares of capital stock with the * indicating that the amount of ownership represents less than 1% of outstanding capital stock.
(3) Includes total beneficial ownership plus the number of shares of capital stock that have been deferred pursuant to Rogers compensation programs.
(4) Mr. Harper will be retiring as a director at the 2000 Annual Meeting of Stockholders.
(5) Messrs. Kosa and Wachob own, respectively, 6,741 and 25,699 shares included above as to which investment and voting power is shared with spouses.

Beneficial Ownership of More Than Five Percent of Rogers Stock

This table provides information regarding beneficial ownership of each person known to Rogers to own more than 5% of its outstanding capital stock. The information in the table is based solely upon filings by each such person with the Securities and Exchange Commission on Schedule 13G under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, the beneficial owners have sole voting and investment power with respect to the shares listed below.

                                                 Shares
                                              Beneficially      Percent of
Name and Address of Beneficial Owner              Owned           Class
--------------------------------------------------------------------------------
Kalmar Investments Inc.(1)                      392,545            5.3
Barley Mill House, 3701 Kennett Pike
Greenville, Delaware 19807

Lord, Abbett & Co.                            1,085,910           14.7
90 Hudson Street
Jersey City, New Jersey 07302

Westport Asset Management, Inc.(2)            1,140,200           15.5
253 Riverside Avenue
Westport, Connecticut 06880

(1) Kalmar Investments Inc. has sole investment power with respect to the shares reported above.

(2) Westport Asset Management, Inc., a registered investment advisor, has sole voting and investment power with respect to 48,500 of the shares listed above, has shared voting power with its affiliate Westport Advisers LLC with respect to 807,100 shares listed above, and has shared investment power with respect to the 1,091,700 shares. All shares are held in certain discretionary managed accounts. Westport Asset Management, Inc. disclaims beneficial ownership of all such shares.

Board of Directors

MEETINGS; CERTAIN COMMITTEES

The Rogers board of directors held seven meetings during 1999. The board of directors has six regular committees, including an Audit Committee, a Compensation and Organization Committee and a Nominating and Governance Committee. All directors attended more than 75 percent in the aggregate of the total number of meetings in 1999 of the board and the committees on which each such director served.

The Audit Committee held two meetings in 1999. The Audit Committee has functions that include making recommendations with respect to the selection of the independent auditors of Rogers, meeting with the independent auditors to review the scope, accuracy and results of the audit, and making inquiries as to the adequacy of Rogers accounting, financial and operating controls. Dr. Baker is chairperson of the Audit Committee, with Messrs. Birkenruth and Jaskol as members.

The Compensation and Organization Committee held four meetings in 1999. This committee has functions that include reviewing the salary system to ensure external competitiveness and internal consistency and reviewing incentive compensation plans to ensure that they continue to be effective incentive and reward systems. The Compensation and Organization Committee also determines the President's compensation and approves or disapproves the President's recommendations with respect to the compensation of executive officers who report to the President. Mr. Jaskol is chairperson of the Compensation and Organization Committee, with Messrs. Diefenthal and Harper as members.

The Nominating and Governance Committee held three meetings in 1999. This committee has functions that include reviewing the qualifications of candidates for director, nominating incumbent directors for reelection, evaluating the performance of the Chief Executive Officer and at least yearly, conducting a review of the performance of the board of directors. Mr. Mitchell is chairperson of the Nominating and Governance Committee with Messrs. Howey and Jaskol as members. The Nominating and Governance Committee will consider nominees recommended by stockholders if such recommendations are submitted in writing to the Clerk of Rogers.

DIRECTORS' COMPENSATION

For 1999, each director who was not an employee of Rogers earned an annual retainer of $15,000, $1,200 for each board meeting attended and $1,400 or $950 for each committee meeting attended, the amount varying by capacity as chairperson or as a member.

Pursuant to the 1998 Stock Incentive Plan, the retainer fee for non-employee directors is paid semi-annually in shares of Rogers capital stock, with the number of shares of stock granted based on its then fair market value. Stock options also are granted to non-employee directors twice a year. Each such semi-annual stock option grant is for 500 shares with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Each non-employee director also received a stock option grant for 5,000 shares of Rogers capital stock on August 31, 1999. The exercise price was $31.81, the stock's fair market value as of that date. Such options are immediately exercisable and expire ten years from the date of grant.

Pursuant to Rogers Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

Executive Compensation

The tables, graph and narrative on pages 6 through 13 of this proxy statement set forth certain compensation information about Rogers Chief Executive Officer and its other four most highly compensated executive officers as of the last completed fiscal year.

SUMMARY COMPENSATION TABLE
                                                                           Long-Term
                                                                           Compensation
                                             Annual Compensation           Awards
                                        -------------------------------   --------------
                                                                  Other     Stock         All
                                                                 Annual    Options       Other
                                                                 Compen-   (Number of    Compen-
Name and Principal Position        Year     Salary   Bonus(1)   sation(2)   Shares)      sation(3)
---------------------------------------------------------------------------------------------------
Walter E. Boomer(4)                1999    $376,760   $419,943   $ 935      30,000      $25,413
President and Chief                1998     362,500                518      25,000       17,507
Executive Officer                  1997     237,500    178,635     515      50,000       24,816

Robert D. Wachob                   1999     220,190    183,231     577       7,100        6,000
Executive Vice President           1998     216,951     38,655     313      10,900        9,347
                                   1997     192,954    158,589     273      15,000        6,170

Frank H. Roland(4)                 1999     181,746    121,055      52       5,000       16,151
Vice President,                    1998      50,483                321      10,000
Finance and CFO

Bruce G. Kosa                      1999     145,852     96,836               1,500        8,118
Vice President,                    1998     144,930      7,527               2,250        6,265
Technology                         1997     129,320     89,485               4,500        3,722

John A. Richie                     1999     131,302     88,882               1,550        6,898
Vice President,                    1998     129,104      6,515               3,800        4,000
Human Resources                    1997     116,835     80,259               5,000        3,200

(1) For 1999, all amounts include bonuses earned pursuant to Rogers Annual Incentive Compensation Plan (the "Annual Incentive Plan") and the Long-Term Enhancement Plan For Senior Executives of Rogers Corporation (the "Enhancement Plan"). For 1998, Mr. Wachob earned a bonus pursuant to the Annual Incentive Plan and the Enhancement Plan. Each other named executive who received a bonus in 1998 earned that bonus pursuant to the Enhancement Plan. For 1997, all amounts include bonuses earned pursuant to the Annual Incentive Plan and the Enhancement Plan. The Enhancement Plan was adopted in 1997 to indirectly supplement the retirement benefit provided to senior management. Enhancement Plan payments are made in shares of Rogers capital stock. In general, the bonus under the Enhancement Plan is equal to 10% of the bonus earned under the Annual Incentive Plan except as increased by an "earnings credit" for bonuses earned before 1996. Payments in capital stock are based on an average closing price of the capital stock. In addition, certain individuals will receive, over time, retroactive payments for bonuses earned for 1993, 1994 and 1995. The next paragraph describes the specific amounts earned under the Enhancement Plan by each of the Named Executive Officers.

     The amounts paid in February of 2000 under the Enhancement Plan with respect to bonuses earned for 1999 under the Annual Incentive Plan are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares): Mr. Boomer - 953 shares/$38,254; Mr. Wachob - 381 shares/$15,271; Mr. Roland - 275 shares/$11,026; Mr. Kosa - 206 shares/$8,258 and Mr. Richie - 186 shares/$7,450. The bonus earned by Mr. Wachob for 1998 pursuant to the Annual Incentive Plan is included in his bonus line item for 1998, but the related Enhancement Plan payment is included in his 1999 bonus line since the Enhancement Plan award was made after the 1999 proxy statement was published. The related number of shares and dollar amount are: 85 and $2,417. The amounts paid in July of 1999 under the Enhancement Plan with respect to retroactive payments for the 1994 bonuses are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares): Mr. Wachob - 429 shares/$12,679; Mr. Kosa - 203 shares/$5,978 and Mr. Richie - 233 shares/$6,881. The amounts paid in July of 1998 under the Enhancement Plan with respect to retroactive payments for the 1993 bonuses are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares): Mr. Wachob - 458 shares/$14,961; Mr. Kosa - 238 shares/$7,766 and Mr. Richie - 206 shares/$6,702. The 1997 amounts paid under the Enhancement Plan are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares and the year to which the Enhancement Plan payment relates): Mr. Boomer - 415 shares/$16,250/1997; Mr. Wachob - 348 shares/$13,628/1997 and
     224   shares/$8,500/1996;   Mr.  Kosa  -  196  shares/$7,674/1997  and  131
     shares/$4,980/1996   and  Mr.  Richie  -  173  shares/$6,774/1997  and  148
     shares/$5,630/1996. The valuations in the table are, however, based upon the closing price of the capital stock on February 2, 2000 ($39.25) in the case of payments made for 1999, on July 6, 1999 ($30.375) in the case of retroactive payments made for 1994, on April 26, 1999 ($29.875) in the case of the payment made for 1998, on July 6, 1998 ($31.625) in the case of retroactive payments made for 1993, on February 26, 1998 ($38.88) in the case of payments made for 1997 and on February 24, 1998 ($39.19) in the case of payments made for 1996. If an employee disposes of any shares of capital stock received pursuant to the Enhancement Plan, then the employee may not be entitled to any future awards under the Enhancement Plan.

(2) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the individual. All amounts shown reflect the reimbursement of taxes on non-qualified defined benefit pension plan accruals.

(3) Amounts shown for 1999 include (i) Rogers matching contributions to the Rogers Employee Savings and Investment Plan, a 401(k) plan, for Messrs. Boomer, Wachob, Roland, Kosa and Richie of $4,000; $4,000; $4,000; $3,918 and $3,578, respectively, (ii) matching contributions under Rogers non-qualified deferred compensation plan for Messrs. Boomer, Wachob and Roland of $6,113; $2,000 and $901, respectively, (iii) Rogers payment of life insurance premiums for Messrs. Boomer, Roland, Kosa and Richie of $9,450; $6,250; $4,200 and $3,320, respectively and (iv) relocation expenses for Mr. Boomer of $5,850 and for Mr. Roland of $5,000. Amounts for 1998 and 1997 include similar matching contributions by Rogers for deferrals made under the 401(k) plan and the non-qualified deferral plan. For Mr. Boomer, the 1998 amount shown also includes $5,811 for relocation expenses for his move to Connecticut after he began employment. Mr. Boomer's 1997 amount also includes $18,869 for temporary living expenses while he was relocating to Connecticut after he commenced employment with Rogers.

(4) Mr. Boomer joined Rogers on March 31, 1997 and Mr. Roland joined Rogers on September 21, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                     -----------------------------------------------------          Potential Realizable
                                                                                    Value at Assumed
                                   % of Total                                       Annual Rates of Stock
                     Number of      Options       Exercise                          Price Appreciation
                     Securities    Granted to      Price                            For Option Terms(3)
                     Underlying   Employees in       Per          Expiration      -------------------------
Name                 Options(1)    Fiscal Year     Share(2)     Date                 5%             10%
-----------------------------------------------------------------------------------------------------------
Walter E. Boomer       30,000         23.1%        $37.50         10/20/09        $707,506       $1,792,960

Robert D. Wachob        3,100          2.4%         28.66          2/3/04           24,547           54,241
                        3,300          2.5%         32.25          9/7/04           29,403           64,974
                          251          0.2%         39.84         12/23/04           2,763            6,105
                          449          0.3%         39.84         12/23/04           4,942           10,921

Frank H. Roland         1,066          0.8%         37.50         10/20/09          25,140           63,710
                        3,934          3.0%         37.50         10/20/09          92,778          235,117

Bruce G. Kosa           1,000          0.8%         27.09          2/10/04           7,484           16,539
                          500          0.4%         24.31          3/8/04            3,358            7,421

John A. Richie          1,000          0.8%         24.31          3/8/04            6,716           14,841
                          550          0.4%         31.72          8/27/04           4,820           10,651


(1) Mr. Boomer's stock option grant becomes exercisable in one-third increments on the second, third, and fourth anniversary dates of the grant. One half of each of Mr. Wachob's stock option grants for 3,100 shares and 3,300 shares became exercisable one month after the respective grant dates and the other halves became exercisable on 1/2/00. Mr. Wachob's stock option grant for 251 shares becomes exercisable on 1/2/01, while 350 shares of his stock option grant for 449 shares became exercisable on 1/23/00 and the remainder on 1/2/01. Mr. Roland's stock option grant for 1,066 shares becomes exercisable in one-half increments on the second anniversary of the grant date and on the third anniversary of the grant date. Mr. Roland's stock option grant for 3,934 shares becomes exercisable as follows: 1,134 shares each on the second and third anniversaries of the grant date and 1,666 shares on the fourth anniversary of the grant date. One half of each of Mr. Kosa's stock option grants for 1,000 shares and 500 shares became exercisable one month after the respective grant dates and the other halves became exercisable on 1/2/00. One half of each of Mr. Richie's stock option grants for 1,000 shares and 550 shares became exercisable one month after the respective grant dates and the other halves became exercisable on 1/2/00. Stock option grants made on the same day for the same individual were essentially one grant, but are shown separately since a portion of the total amount was an incentive stock option and a portion was a non-qualified stock option. If combined, the related vesting schedules would, in general, follow Rogers more traditional pattern. Messrs. Wachob, Kosa and Richie received their stock option grants pursuant to Rogers stock option reload program and under certain circumstances they may each receive additional stock option reload grants. The exercise schedules may change in the event of death, retirement or a change in control of Rogers, in which case the stock options become immediately exercisable in full. All stock options may expire earlier than the date listed due to termination of employment, death, or retirement.

(2) The exercise price of all of these stock options was based on the fair market value of a share of Rogers capital stock as of the grant date.

(3) Potential realizable value is based on an assumption that Rogers stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the stock option term. THE HYPOTHETICAL FUTURE VALUES REFLECTED IN THIS TABLE REPRESENT ASSUMED RATES OF APPRECIATION ONLY. THESE RATES ARE SET BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES AND STOCK HOLDINGS ARE DEPENDENT ON MANY FACTORS, INCLUDING BUT NOT LIMITED TO, THE FUTURE PERFORMANCE OF ROGERS STOCK AND OVERALL STOCK MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE AMOUNTS REFLECTED IN THIS TABLE WILL BE ACHIEVED.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                                                             Value of Unexercised
                    Number of                                  Number of                             In-The-Money
                    Shares                                     Unexercised Options at                  Options at
                    Acquired                                   Fiscal Year-End                 Fiscal Year-End(2)
                    Upon         Value                         --------------------------------------------------
Name                Exercise     Realized(1)    Exercisable     Unexercisable     Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------
Walter E. Boomer                 $                16,666            88,334      $   103,100       $ 584,950

Robert D. Wachob      7,100       148,040         69,400            27,100        1,361,094         198,777

Frank H. Roland                                                     15,000                          146,250

Bruce G. Kosa         5,500       115,805         27,816             7,334          550,392          57,389

John A. Richie        7,550       181,357         22,724             8,276          364,376          64,711

(1) Defined as the difference between the fair market value of the capital stock and the exercise price of the stock option at time of exercise.

(2) Defined as the difference between the closing price of the capital stock at fiscal year-end and the exercise price of the option. An option is "in-the-money" if the fair market value of the underlying stock exceeds the exercise price of the option at the measurement date.

RETIREMENT PLANS

The Pension Plan Table below reflects estimated annual benefits payable at age 65, the normal retirement age at various compensation levels and years of service pursuant to Rogers non-contributory defined benefit pension plans for domestic salaried employees.

Annual Pension Benefits (1) (2)

                                             Years of Service
             -------------------------------------------------------------------------------------------
Final Average
Earnings(3)  5 years     10 years    15 years    20 years    25 years    30 years    35 years   40 years
--------------------------------------------------------------------------------------------------------
$125,000     $10,030     $20,050     $30,080     $40,100     $50,130     $60,150     $63,160     $66,170
 150,000      12,320      24,630      36,950      49,270      61,590      73,900      77,600      81,290
 175,000      14,610      29,220      43,830      58,430      73,040      87,650      92,030      96,420
 200,000      16,900      33,800      50,700      67,600      84,500     101,400     106,470     111,540
 225,000      19,190      38,380      57,580      76,770      95,960     115,150     120,910     126,670
 250,000      21,480      42,970      64,450      85,930     107,420     128,900     135,350     141,790
 275,000      23,780      47,550      71,330      95,100     118,880     142,650     149,780     156,920
 300,000      26,070      52,130      78,200     104,270     130,340     156,400     164,220     172,040
 325,000      28,360      56,720      85,080     113,430     141,790     170,150     178,660     187,170
 350,000      30,650      61,300      91,950     122,600     153,250     183,900     193,100     202,290
 375,000      32,940      65,880      98,830     131,770     164,710     197,650     207,530     217,420
 400,000      35,230      70,470     105,700     140,930     176,170     211,400     221,970     232,540

(1) Benefits are calculated on a straight life annuity basis and such amounts are reduced by offsets for estimated applicable Social Security benefits.

(2) Federal law limits the amount of benefits payable under tax qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. Rogers has adopted a non-qualified retirement plan for the payment of amounts to all plan participants who may be affected by such limitations. In general, the total pension benefit due an individual will be the same as that calculated under Rogers qualified pension plan as if such federal benefit limitations did not exist. Accordingly, the benefits shown have not been reduced by such limitations.

(3) Final average earnings is the average of the highest consecutive five of the last ten years' annual earnings as of June 1 of each year. Covered compensation includes only salary. The five-year average earnings for such individuals, other than Messrs. Boomer and Roland, and their estimated years of credited service are: Mr. Wachob, $192,137 and 17 years; Mr. Kosa, $130,487 and 37 years and Mr. Richie, $115,713 and 23 years. In the case of Mr. Boomer, earnings for calculating his pension would currently be based on a salary of $355,013 and three years of service, and in the case of Mr. Roland, earnings for calculating his pension would currently be based on a salary of $183,768 and two years of service.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

This report is submitted by the Compensation and Organization Committee of Rogers board of directors. This committee report describes the components of Rogers executive officer compensation programs for 1999 and the basis on which compensation determinations were made with respect to the executive officers of Rogers.

Compensation and  Organization  Committee  Interlocks And Insider Participation

Rogers executive compensation program is administered by the Compensation and Organization Committee of the Board of Directors. This committee is composed of three independent non-employee directors who have no "interlocking"
relationships as defined by the Securities and Exchange Commission. The Committee members are: Leonard R. Jaskol (chairperson of the committee), Edward
L.  Diefenthal,  and Donald J. Harper.

Philosophy

The executive compensation philosophy is to align such compensation with the long-term success of Rogers and increases in stockholder value, and to attract, retain, and reward executive officers whose contributions are critical to Rogers long-term success. The guiding principles for compensation decisions are to:

o Provide a competitive total annual cash compensation package that targets the 50th percentile of a broad spectrum of manufacturing companies from a wide range of industries to enable Rogers to attract and retain executives. Key elements of the executive compensation program are base salary and the possibility of a bonus under the Annual Incentive Compensation Plan.

o Integrate compensation with the achievement of annual objectives and long-term goals.

o Reward officers for above average corporate performance, and individual initiative and achievement.

o Create long-term incentives that are consistent with the interests of stockholders, primarily through stock option grants.

Base Salaries

This committee reviews salaries for positions with similar responsibilities in the marketplace from a broad spectrum of manufacturing companies in a wide range of industries through published national executive compensation survey data.

Salary adjustments are determined by considering the executive's current salary compared to similar positions in the survey data, merit increases generally being offered in the aforementioned marketplace, achievement of annual financial and other objectives by Rogers and the business units or functions for which the executive officer is responsible, the overall performance of the executive officer, and any changes in the executive officer's responsibilities. None of these factors are assigned a specific weighted value. The committee allows the factors to change to adapt to various individual, business, economic, and marketplace conditions as they arise. The committee is responsible for approving recommendations for salary increases made by the President for the executive officers that report to him.

Annual Bonuses

The Annual Incentive Compensation Plan has target bonuses of 50% of base salary for the President, and between 20% and 40% for the other executive officers, including the other Named Executive Officers. Subject to an overall corporate percentage of pre-tax profit limitation, actual bonuses may vary from 0% to 200% of the target bonuses depending on performance relative to plan. These amounts are determined by the profit performance of Rogers and each division versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 80% to 100% for the Named Executive Officers. For fiscal 1999, corporate performance exceeded targeted levels and, as a result, all of the Named Executive Officers received bonuses.

In 1997, Rogers conducted a number of studies and concluded that its retirement benefit for senior executives was not competitive. Therefore, the Long-Term Enhancement Plan for Senior Executives of Rogers Corporation was established to supplement the retirement benefits of such individuals. Enhancement payments are made in Rogers stock and are equal to 10% of the bonuses described above.

Stock Options

Each year, the committee considers awards of stock options to key personnel. Stock options are Rogers primary long-term incentive vehicle. Until recently, all senior management personnel, including executive officers, have been granted stock options annually. Other selected personnel are granted options from time to time. The number of options awarded to an executive officer is based on the individual's level in the organization, salary, the same performance criteria used to determine salary adjustments, the number of shares granted in prior years and the total number of shares available for grants. The committee does not assign specific weights to these criteria. In October of 1999, executive officers with more than five years of Rogers service received no regular stock option grants. This was not due to the performance of such individuals, but instead was strictly due to an overall limitation imposed by the committee on the number of stock options that should be outstanding at any one time. Such individuals could, however, participate in a stock option reload program if the individual owned a certain amount of Rogers capital stock. Options generally have an exercise price equal to at least the fair market value of Rogers capital stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant, while grants made pursuant to the reload program vest and expire over shorter periods of time. Termination of employment because of retirement, or for other reasons, may shorten the vesting schedule and expiration date.

In fiscal 1999, stock options for a total of 129,850 shares were granted to employees, of which 45,150 shares were granted to the Named Executive Officers and 2,000 shares were granted to all other executive officers.

Stock Ownership

In 1998, Rogers established stock ownership guidelines for senior executives. Such guidelines state that senior executives are expected to own one times their annual salary in Rogers stock after approximately six years in a senior executive position, and two times their annual salary in Rogers stock by the tenth year. To encourage stock ownership, Rogers previously adopted the aforementioned stock compensation programs and in 1999 the board of directors approved a new non-qualified deferred compensation plan. This program allows participants to defer compensation and, ultimately, receive Rogers stock instead of cash.

Chief Executive Officer Compensation

In March of 1999, the committee approved a salary increase of $25,038 (7%) for Mr. Boomer. National survey data from a broad spectrum of manufacturing companies from a wide range of industries was considered, but the decision was weighted heavily by his previous salary level and his contributions to Rogers success. He also received a stock option for 30,000 shares of Rogers capital stock exercisable at $37.50 per share, the fair market value of such stock as of the grant date. This grant was based on the aforementioned stock option criteria. Mr. Boomer is a participant in Rogers Annual Incentive Compensation Plan and for 1999 received a bonus equal to 101.5% of his annualized base salary pursuant to this plan.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement and who are employed on the last day of Rogers taxable year to $1 million, unless certain requirements are met. The committee has considered the impact of this tax code provision and has determined that there is little likelihood that Rogers would pay any amounts in 2000 that would result in the loss of a Federal tax deduction under Section 162(m). Accordingly, the committee has not recommended that any special actions be taken or any plans changed at this time.

Compensation and Organization Committee:          Leonard R. Jaskol, Chairperson
                                                  Edward L. Diefenthal, Member
                                                  Donald J. Harper, Member

PERFORMANCE GRAPH

The following graph compares the cumulative total return on Rogers capital stock over the past five fiscal years with the cumulative total return on the Standard & Poor's Industrials Index (S&P Industrials) and the Chase H&Q Total Return Technology Index (Chase H&Q Technology), formerly called the Hambrecht & Quist Total Return Technology Index. Cumulative total return is measured assuming an initial investment of $100 on January 1, 1995 and the reinvestment of dividends as of the end of Rogers fiscal years.


Comparison of Five-Year Cumulative Total Return



[GRAPHIC - GRAPH PLOTTED TO POINTS LISTED BELOW]]


Fiscal Year Ends         1/1/95   12/31/95  12/29/96  12/28/97   1/3/99   1/2/00
--------------------------------------------------------------------------------
Rogers Corporation        $100    $  87      $109      $151      $120     $154
S&P Industrials            100      134       168       217       290      365
Chase H&Q Technology       100      150       189       208       339      757


Termination of Employment and Change of Control Arrangements

Rogers severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by Rogers, except in the case of the executive officers of Rogers as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual's employment terminates. The right of executive officers to make such an election may be cancelled by Rogers on three years' notice. Mr. Wachob would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991. In the case of Mr. Boomer, if employment is terminated by Rogers, other than for cause, severance pay will equal one year of annual base salary including all employee benefits.

The board of directors determined that it would be in the best interests of Rogers to ensure that the possibility of a change in control of Rogers would not interfere with the continuing dedication of Rogers executive officers to their duties to Rogers and its stockholders. Toward that purpose, Rogers has agreements with all current elected officers of Rogers, including the Named Executive Officers, which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a change in control, as defined in the agreements. The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreement, unless either party objects to such extension. If within a 36 month period following a change in control, an executive's employment is terminated by Rogers without cause, as defined in the agreements, or if such executive resigns in certain specified circumstances, then, provided the executive enters into a two-year non-competition agreement with Rogers, the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus;
(ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

Certain Relationships and Related Transactions

In 1999, Beverly C. Hassell earned $84,068 as an employee of Rogers. She is the spouse of Aarno A. Hassell, a former Rogers executive officer.

Audit Matters

It is expected that Ernst & Young LLP, Rogers independent auditors selected as the independent auditors for the fiscal years ending January 2, 2000, and December 31, 2000, will be represented at the annual meeting, with an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

In addition to the audit of the 1999 financial statements, Rogers engaged Ernst & Young LLP to perform certain other services, including assistance in connection with business process reviews of the accounts payable and payroll management areas, income tax consultation and assistance in connection with corporate tax planning.

Section  16(a)  Beneficial  Ownership Reporting  Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rogers executive officers and directors, and persons who own more than 10% of Rogers capital stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, the American Stock Exchange, Inc. and the Pacific Exchange, Inc. Executive officers, directors and greater than 10% stockholders are required to furnish Rogers with copies of all Forms 3, 4 and 5 they file.

Based solely on Rogers review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Form 5's for specified fiscal years, Rogers believes that all 5's of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during Rogers fiscal year ended January 2, 2000.

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by Rogers on or before November 8, 2000, for inclusion in Rogers proxy statement and form of proxy. Proposals of stockholders received after January 29, 2001, will not be considered timely and may not be presented at the 2001 Annual Meeting of Stockholders.

Solicitation of Proxies

Rogers will pay the cost of soliciting proxies. In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. Rogers will upon request reimburse brokers and other persons for their related reasonable expenses.

Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, CT 06263-0188

PHONE:
860 774-9605

WEBSITE:
http://www.rogers-corp.com

                                REVOCABLE PROXY
                               ROGERS CORPORATION

         [ X ]   PLEASE MARK VOTE
                 AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2000

The undersigned hereby appoints FRANK H. ROLAND and ROBERT M. SOFFER, and each of them, acting singly, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on April 18, 2000 at 10:30 a.m. in the President's Room at the New York Stock Exchange Luncheon Club, 18 Broad Street, 7th floor, New York, New York, and at any and all adjournments thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment thereof.

1. FIXING THE BOARD OF DIRECTORS AT NINE AND ELECTING DIRECTORS.

To fix the number of persons constituting the full board of directors at nine and to elect the following nominees as directors (except as marked to the contrary below):

                                With-
                    For         hold       Except

                    [  ]        [  ]         [  ]

Leonard M. Baker, Harry H. Birkenruth, Walter E. Boomer, Edward L. Diefenthal, Mildred S. Dresselhaus, Gregory B. Howey, Leonard R. Jaskol, William E. Mitchell and Robert G. Paul.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------
THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED TO FIX THE BOARD AT NINE AND TO ELECT THE NOMINEES AS DIRECTORS, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS  PROXY IS  SOLICITED  ON  BEHALF OF THE  BOARD OF  DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

                        Please be sure to date and sign
                          this Proxy in the box below.

                    _________________________________________
                                      Date

                    _________________________________________
                             Stockholder sign above

                    _________________________________________
                          Co-holder (if any) sign above

    Detach above card, date, sign and mail in postage paid envelope provided.



                               ROGERS CORPORATION

Please sign exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give full title.

                              PLEASE ACT PROMPTLY
                    DATE, SIGN & MAIL YOUR PROXY CARD TODAY

                                REVOCABLE PROXY
                               ROGERS CORPORATION

         [ X ]   PLEASE MARK VOTE
                 AS IN THIS EXAMPLE

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 2000

The undersigned hereby appoints FRANK H. ROLAND and ROBERT M. SOFFER, and each of them, acting singly, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on April 18, 2000 at 10:30 a.m. in the President's Room at the New York Stock Exchange Luncheon Club, 18 Broad Street, 7th floor, New York, New York, and at any and all adjournments thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment thereof.


                                   R E S I P


1. FIXING THE BOARD OF DIRECTORS AT NINE AND ELECTING DIRECTORS.

To fix the number of persons constituting the full board of directors at nine and to elect the following nominees as directors (except as marked to the contrary below):

                                With-
                    For         hold       Except

                    [  ]        [  ]         [  ]


Leonard M. Baker, Harry H. Birkenruth, Walter E. Boomer, Edward L. Diefenthal, Mildred S. Dresselhaus, Gregory B. Howey, Leonard R. Jaskol, William E. Mitchell and Robert G. Paul.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------
THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED TO FIX THE BOARD AT NINE AND TO ELECT THE NOMINEES AS DIRECTORS, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS  PROXY IS  SOLICITED  ON  BEHALF OF THE  BOARD OF  DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

                        Please be sure to date and sign
                          this Proxy in the box below.

                    _________________________________________
                                      Date

                    _________________________________________
                             Stockholder sign above

                    _________________________________________
                          Co-holder (if any) sign above

    Detach above card, date, sign and mail in postage paid envelope provided.


                               ROGERS CORPORATION

This proxy is evidence of your ownership of Rogers Corporation Capital Stock through the Rogers Employee Savings and Investment Plan (RESIP) held by the Trustee, CG Trust.

As a stockholder, you are entitled to vote at this year's Annual Meeting of Stockholders and are encouraged to do so by signing and returning this proxy card as soon as possible.

                              PLEASE ACT PROMPTLY
                    DATE, SIGN & MAIL YOUR PROXY CARD TODAY